EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Sr. Vice President, Finance & CFO (513) 425-2888

AK Steel To Permanently Close Kentucky Coke Plant

WEST CHESTER, OH, December 28, 2010 — AK Steel (NYSE: AKS) said today that it is permanently closing its Ashland, Kentucky coke plant in 2011.  The company currently has 263 hourly and salaried employees at the coke plant, which produces the blast furnace fuel for the company’s iron- and steelmaking facility located separately in Ashland.  The company said it will do its best to provide jobs for the affected employees at its Ashland Works or elsewhere in the company.  Procedures for the closure will begin immediately and are expected to be completed early in the second quarter of 2011.
AK Steel said it would incur a pre-tax charge of approximately $80 million, most of which will be reflected in the company’s fourth quarter 2010 financial results.  Approximately $50 million of this charge will be non-cash relating to the write-off of property, plant and equipment.  The remaining amount will result in cash payments made over several years, of which approximately $18 million relates to employment costs and approximately $12 million relates to closure costs.
The company said that the decision to close the facility was made because the coke plant is no longer cost competitive due to increased maintenance and increasingly stringent environmental regulations.  As a result, the total per-ton cost of coke produced by the plant is significantly higher than all other sources of coke for the company.
The company said that, while it is the goal of AK Steel to be more self-sufficient in steelmaking raw materials, further operation of the Ashland Coke Plant is not in the best interests of the company and its shareholders.  Further, replacing Ashland’s high cost coke helps make the balance of AK Steel’s Ashland Works, which employs nearly 900 men and women, more competitive.  The company has secured alternate sources of coke to meet the needs of its blast furnaces.
“AK Steel recognizes that this is a difficult time for the employees who are affected,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “We are committed to helping them as much as possible during this transition, including, where possible, placing them in jobs available elsewhere at the Ashland Works or other operations within the corporation.  The Commonwealth of Kentucky has been very supportive of our goal to make Ashland Works more competitive and we appreciate those ongoing efforts.”
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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